Exhibit 99.1

OSL Holdings Inc. Announces Name & Stock Symbol Change as it Competes in the $20 Billion Dollar Office Supply Market

NEW YORK (November 29, 2011) -- OSL Holdings Inc. (OTCBB: OSLH) announced today that the company has obtained approval from the Financial Industry Regulatory Authority (FINRA) to change its trading symbol from “RRPH” to “OSLH” effective November 28, 2011.  The symbol change also reflects the company’s name change from Red Rock Pictures Holdings, Inc. to OSL Holdings Inc.

Commenting on this update, Eli Feder, CEO of OSL stated, “We now look forward to executing our business plan and competing in the $20 billion dollar office supply market space. We have long anticipated this event and are confident in the Company’s growth in the coming year.  During the upcoming weeks we will substantially enhance both our professional management team as well as our advisory board. We will be defined by the quality of our strategic alliances, acquisitions, and technology.”

About OSL Holdings Inc.

OSL is currently developing unique proprietary technology platforms targeting the affinity and diversity marketing channels. The company will leverage this innovation as it clearly differentiates itself from the competitive landscape. OSL will initially enter the marketplace as a national virtual distributor of products for the office as well as major corporate and government procurement in the United States. OSL will offer 100,000 items from 1,000 manufacturers including technology products, traditional office products, office furniture, janitorial and break-room supplies and industrial products. Through its wholesale and distribution relationships, OSL can deliver many of these products from strategically located distribution centers providing same or next day delivery to more than 90% of the United States

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially from forecasted results. For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the Commission are available from commercial document retrieval services and at the website maintained by the Commission at http://www.sec.gov.

SOURCE & Contact: OSL Holdings, Inc.  212.419.4900